Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis relates to the Supplemental Consolidated Financial Statements of International Integration Incorporated ("i-Cube" or the "Company") as of December 31, 1998 and 1997 and for each of the three years in the period ending December 31, 1998.

On June 21, 1999, the Company acquired all of the outstanding common stock of Reportsent, Ltd. and its majority-owned subsidiary Conduit Communications Ltd., (collectively, "Conduit"), in exchange for approximately 2.4 million shares of i-Cube common stock. On May 25, 1999, the Company acquired all of the outstanding common stock of Tomorrow's Technology Today, Inc., ("T3"), in exchange for 89,640 shares of i-Cube common stock.

These transactions have been accounted for as poolings of interests and accordingly, the Supplemental Consolidated Financial Statements reflect the combined financial position and results of operations and cash flows of i-Cube, Conduit, and T3 for all periods presented. Upon publication of the Company's financial statements for a period which includes May 25, 1999 and June 21, 1999, the Supplemental Consolidated Financial Statements will become the historical consolidated financial statements of the Company.

Overview

The Company is an IT solutions provider specializing in consulting, electronic business, and transformation services for the complex IT environments inherent in the world's leading organizations. Since 1992, the Company has helped clients leverage their current business processes and technology infrastructure to create competitive advantage. The Company's solutions are based on open standards and architectures that are independent of any single vendor's hardware, software, or middleware. The Company makes use of i-Structure, a set of methodologies and tools which embody "best" practices in application development, project management, testing, and deployment. Utilizing a fixed-time/fixed-price model and a unique client teaming approach, the Company delivers solutions quickly, with full knowledge transfer to the client.

The Company derives substantially all of its revenues from consulting, electronic business and transformation services. The Company's services are principally provided on a fixed-time/fixed-price basis; however, as a result of the Conduit acquisition, a portion of the Company's revenues are derived from time and materials based contracts. In developing the fixed price of a project, the Company follows a process that assesses the technical complexity of the project, the nature of the work, the functions to be performed, the resources required to complete the engagement, and the extent to which the Company will deploy its internally-developed software tools to deliver the solution. The Company recognized revenues from fixed-time/fixed-price and time and materials-based contracts on the percentage-of-completion method of accounting.

For its fixed time/fixed price and larger projects, the Company's contracts typically call for an advance payment from its customers upon signing, with additional payments required upon the attainment of project milestones. For its time and materials and smaller projects, the Company typically receives payment ratably over the duration of the engagement. Deferred revenues consist principally of amounts billed in advance for the Company's technology consulting contracts that will be recognized upon performance and amounts billed to customers in excess of revenues recognized to-date.

During 1998, the Company expanded its operations by opening its European headquarters in Mannheim, Germany, bringing to three the number of locations from which the Company provides its services.

The Company has traditionally depended upon a few major clients for a majority of its revenues. During the year ended December 31, 1998, revenues from two clients accounted for 12% and 11% of the Company's net revenues. During the comparable period in 1997, revenues from three clients accounted for 20%, 13%, and 10% of the Company's net revenues. The percentage of revenues coming from the top five clients declined to 49% in 1998 from 58% in 1997. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition, and results of operations. Although the Company's strategy is to broaden its customer base, there can be no assurance that such customer concentration will actually diminish, and the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon contracts with a small number of customers. See "Certain Factors That May Affect Future Results".





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The Company's revenues and earnings may fluctuate from quarter to quarter based on the number, size, and scope of projects in which the Company is engaged, the contractual terms and degree of completion of such projects, any delays incurred in connection with a project, the accuracy of estimates of resources required to complete ongoing projects, general economic conditions, and other factors. See "Certain Factors That May Affect Future Results".

Recent Developments

On August 10, 1999, the Company announced that it had signed a definitive agreement to merge with Razorfish, a New York City-based information technology firm that provides Digital Change Management(sm) solutions. Under terms of the agreement, approved by each company's board of directors, each share of the Company will be exchanged for 0.875 shares of Razorfish, and Razorfish will be the surviving entity. The Company anticipates that the transaction will be accounted for as a pooling of interests.

The Company completed the initial public offering of 2,605,000 shares of its Common Stock on June 23, 1998 (including shares purchased by the underwriters pursuant to their over-allotment option). The net proceeds to the Company from these shares were approximately $27.9 million.

Results of Operations

The following table sets forth certain items included in the Company's Consolidated Statements of Income as a percentage of net revenues for the periods indicated:

                                                    PERCENTAGE OF TOTAL REVENUES
                                                      YEARS ENDED DECEMBER 31,
                                                   1998         1997        1996
                                                   ----         ----        ----

                STATEMENT OF INCOME DATA

Net revenues                                        100%        100%        100%
Project personnel and software costs                 49          45          40
                                                    ---         ---         ---

     Gross profit                                    51          55          60
Operating expenses:
   Selling and marketing                              9          10          10
   General and administrative                        26          26          35
   Restructuring costs                                1          --          --
                                                    ---         ---         ---

     Total operating expenses                        36          36          45
                                                    ---         ---         ---

Operating income                                     15          19          15
Other income, net                                     2           1          --
                                                    ---         ---         ---

     Income before income taxes                      17          20          15
Provision for income taxes                            7           8           5
                                                    ---         ---         ---

     Net income                                      10%         12%         10%
                                                    ===         ===         ===



Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net Revenues

The Company's net revenues increased by $17.9 million, or 46%, to $56.8 million for the year ended December 31, 1998 from $38.9 million for the year ended December 31, 1997. This increase in net revenues was primarily attributable to an increased volume of projects from new customers and the leveraging of existing client relationships to obtain repeat business. During the year ended December 31, 1998, the Company's five largest customers accounted for 49% of net revenues as compared to 58% for the year ended December 31, 1997. In the years ended December 31, 1998 and 1997, the Company had two and three customers, respectively, that each accounted for 10% or more of net revenues.






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Project Personnel and Software Costs

Project personnel and software costs consist primarily of compensation and related costs of personnel dedicated to customer assignments and personnel assigned to developing and enhancing the Company's methodologies and technologies deployed during the project delivery process. Project personnel and software costs also include fees paid to subcontractors for work performed in connection with projects and non-reimbursed project travel expenses. Project personnel and software costs increased 56%, to $27.6 million, for the year ended December 31, 1998 from $17.6 million for the comparable period in 1997. As a percentage of net revenues, these costs were 49% in 1998 and 45% in 1997. The absolute dollar and percentage increases in project personnel and software costs in 1998 were primarily attributable to the hiring of additional and more experienced personnel required to deliver the Company's services and increases in per person compensation costs. Project personnel headcount, which includes contractors and employees working over 20 hours per week, increased to 286 at December 31, 1998 from 190 at December 31, 1997.

Selling and Marketing

Selling and marketing costs consist primarily of compensation and related costs of sales and marketing personnel, travel expenses, and marketing programs and promotion costs. Selling and marketing costs increased 36%, to $5.2 million, for the year ended December 31, 1998 from $3.8 million for the comparable period in 1997. As a percentage of net revenues, these costs were 9% in 1998 and 10% in 1997. The increase in selling and marketing costs in absolute dollars was primarily attributable to increased spending on promotional activities and increases in selling and marketing personnel. Selling and marketing personnel, which includes contractors and employees working over 20 hours per week, increased to 28 at December 31, 1998 from 26 at December 31, 1997.

General and Administrative

General and administrative costs consist primarily of compensation and related costs of the Company's management and administrative functions, including finance and accounting, human resources, internal information technology, and the costs of the Company's facilities and other general corporate expenses. General and administrative costs increased 46%, to $14.6 million, for the year ended December 31, 1998 from $10.0 million for the comparable period in 1997. As a percentage of net revenues, these costs were 26% in both years. The increase in general and administrative costs in absolute dollars was primarily attributable to an increase in general and administrative personnel and costs related to the opening of the Company's European headquarters. General and administrative employees, which include contractors and employees working over 20 hours per week, increased to 56 at December 31, 1998 from 44 at December 31, 1997.

Restructuring Costs

Restructuring costs in 1998 consist primarly of severance related costs at Conduit and were fully spent in the year ended December 31, 1998.

Other Income, Net

Other income, net consists primarily of interest income from the Company's cash, cash equivalents, and short-term investment balances and interest expense associated with fixed asset purchases made under the Company's equipment line of credit, obligations under capital leases and bank loans. Other income, net was $1.2 million and $0.3 million for the years ended December 31, 1998 and 1997, respectively. The increase in other income, net was principally due to the increase in cash, cash equivalents, and short-term investments which included net proceeds from the Company's initial public offering in the second quarter of 1998. The Company invests its cash, cash equivalents, and short-term investments primarily in overnight repurchase agreements, short-term U.S. Treasury and Agency bonds, and short-term commercial paper.

Provision for Income Taxes

The Company's combined effective rate for federal and state income taxes was 44% and 39% for 1998 and 1997, respectively.




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Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

Net Revenues

The Company's net revenues increased by $19.2 million, or 98%, to $38.9 million for the year ended December 31, 1997 from $19.7 million for the comparable period in 1996. This increase in net revenues represents an increase in the number of customer projects from both new and existing customers plus an increase in the average size of projects. During the year ended December 31, 1997, the Company's five largest customers accounted for 58% of net revenues as compared to 55% for the comparable period in 1996.

Project Personnel and Software Costs

Project personnel and software costs increased 121%, to $17.6 million, for the year ended December 31, 1997 from $8.0 million for the comparable period in 1996. As a percentage of net revenues, these costs were 45% in 1997 and 40% in 1996. The increase in project personnel and software costs in absolute dollars was primarily attributable to an increase in the number of personnel required to deliver projects and increased per person compensation costs. The increase in project personnel and software costs as a percentage of net revenues was primarily attributable to an increase in compensation on both an absolute and per employee basis. Project personnel headcount, which includes contractors and employees working over 20 hours per week, increased to 190 at December 31, 1997 from 117 at December 31, 1996.

Selling and Marketing

Selling and marketing costs increased 100%, to $3.8 million, for the year ended December 31, 1997 from $1.9 million for the comparable period in 1996. As a percentage of net revenues, these costs were 10% in both years. The increase in selling and marketing costs in absolute dollars was primarily attributable to increased spending on promotional activities and increases in selling and marketing personnel. Selling and marketing personnel, which includes contractors and employees working over 20 hours per week, increased to 26 at December 31, 1997 from 17 at December 31, 1996.

General and Administrative

General and administrative costs increased 46%, to $10.0 million, for the year ended December 31, 1997 from $6.8 million for the comparable period in 1996. As a percentage of net revenues, these costs were 26% in 1997 and 35% in 1996. In 1996, the Company paid $1.2 million in bonuses to secure the services of certain executive officers of the Company. General and administrative personnel, which includes contractors and employees working over 20 hours per week, increased to 44 at December 31, 1997 from 23 at December 31, 1996.

Other Income, Net

Other income, net consists primarily of interest income from the Company's cash, cash equivalents, and short-term investment balances and interest expense associated with fixed asset purchases made under the Company's equipment line of credit, obligations under capital leases and bank loans. Other income, net was $0.3 million and $55,000 for the years ended December 31, 1997 and 1996, respectively.

Provision for Income Taxes

The Company's combined effective rate for federal and state income taxes was 39% and 36% for 1997 and 1996, respectively.

Liquidity and Capital Resources

Prior to its initial public offering, the Company met its working capital requirements through cash generated from operations. In June 1998, the Company completed its initial public offering of common stock resulting in net proceeds to the Company of approximately $27.9 million. The Company also maintains a $5.0 million revolving line of credit (the "Line") with Silicon Valley Bank, which expires in September 1999. Under the Line, the Company may borrow the lesser of $5.0 million or 75% of eligible accounts receivable, as defined in the loan agreement. The Company is required to comply with certain operational and financial covenants under the Line if there are borrowings under the Line. At December 31, 1998 the Company was in compliance with these requirements and no borrowings have been made under the Line.

In May 1998, Conduit entered into a loan agreement with a major financial institution for $1.4 million for the purchase of a building currently occupied by Conduit. The principal balance is payable over 12 years in quarterly installments and bears interest at LIBOR +2% (8.18% at December 31, 1998). These quarterly installments increase throughout the term of the loan. The Company is required to comply with certain financial covenants under this loan agreement. At December 31, 1998, the Company was in compliance with these requirements. At December 31, 1998, $1.4 million was outstanding under the loan agreement which is collateralized by the building.

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The Company's cash and cash equivalents balances increased to $36.0 million at
December 31, 1998 from $11.6 million at December 31, 1997. The increase in cash was primarily due to proceeds from the Company's initial public offering and cash generated from operations. The Company's cash and cash equivalents balances increased to $11.6 million at December 31, 1997 from $5.2 million at December 31, 1996. This increase in cash was primarily the result of cash generated from operations. The Company's working capital was $39.3 million at December 31, 1998 as compared to $6.4 million at December 31, 1997 and $3.1 million at December 31, 1996.

The Company's operating activities provided cash from operations of $6.8 million for the year ended December 31, 1998 as compared to $9.1 million provided from operations for the comparable period in 1997 and $1.9 million in 1996. The decrease in cash provided from operations in 1998 as compared to 1997 was due principally to a decrease in deferred revenues which was partially offset by a decrease in accounts receivable and an increase in accrued expenses. The decrease in deferred revenues in 1998 was the result of the timing of milestone billings on some of the Company's fixed-price contracts. The increase in cash from operations in 1997 as compared to 1996 was primarily the result of increases in net income, deferred revenues and accrued expenses.

The Company used cash of $10.3 million for investing activities for the year ended December 31, 1998 as compared to $4.2 million and $0.7 million used in the comparable periods of 1997 and 1996, respectively. Cash used for investing activities consisted primarily of purchases of short-term investments and purchases of property and equipment used to support the growing base of employees.

The Company's financing activities provided cash of $27.9 million for the year ended December 31, 1998 as compared to $1.6 million and $0.8 million provided by financing activities in the comparable periods of 1997 and 1996, respectively. The increase in cash provided by financing activities in 1998 mainly represents the net proceeds of $27.9 million from its initial public offering of common stock in June 1998.

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This Statement requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The components of comprehensive income for the Company generally include foreign currency translation and unrealized gains or losses on short-term investments classified as available for sale.
These components are not material for the years presented.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, superseding SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements, and requires those enterprises to report selected information about operating segments in interim financial statements. It also requires disclosures about products and services, geographic areas, and major customers. The Company has determined that it has one reportable segment.

In March 1998, Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," was issued which provides guidance in addressing whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998; however, earlier adoption is encouraged. The Company adopted the guidelines of SOP 98-1 as of January 1, 1998, and the impact of such adoption was not material to results of operations or of cash flows for the year ended December 31, 1998.

Year 2000

In the past, many information technology products were designed with two digit year codes that did not recognize century and millennium fields. As a result, these hardware and software products may not function or may give incorrect results with respect to dates after December 31, 1999. This problem is generally referred to as the "Year 2000" problem or issue. Substantially every company in the computer or information technology industries, as well as every company which relies on computer systems or which utilizes products which include embedded technology face the Year 2000 issue.

The Company is currently in the process of assessing its exposure to the Year 2000 problem. Generally, the Company is assessing its Year 2000 exposure in four major areas: (i) problems arising from systems previously developed for customers; (ii) delays in existing projects by the Company's customers as they shift internal resources to complete their Year 2000 mitigation, and delays in the purchasing patterns of clients and potential clients with respect to new projects; (iii) Year 2000 problems faced by the Company's material suppliers which could have an impact on the Company's business, results of operations or financial condition; and (iv) Year 2000 problems existent in the Company's internal information technology ("IT") systems and non-IT systems.

The Company is in the process of assessing systems previously developed for customers and believes that they are Year 2000 compliant. However, there can be no assurances that the Company's systems do not contain undetected errors or defects associated with Year 2000 compliance issues, or that third party software included in the systems developed by the Company do not contain Year 2000 problems. Certain of the Company's agreements with its customers contain warranties that the systems developed by the Company will not experience Year 2000 problems. To the extent that a problem arises, the Company may be required to expend funds to remedy the problem or, if asserted, to pay damages incurred by the customer as a result of such failure. In addition, to the extent that a Year 2000 problem is identified in a system developed under a contract without a Year 2000 warranty, the Company may nevertheless expend resources to remedy the problem, in certain circumstances, at its own cost. Although the Company's contracts with its customers generally contain provisions which seek to insulate the Company from, or limit the amount of, any liability arising from claims asserted against the Company, there can be no assurance that any such limitations would be upheld in favor of the Company. The Company is aware of a growing number of lawsuits against other providers of IT services. Because of the unprecedented nature of such litigation, it is uncertain to what extent the Company may be affected by such litigation. Due to the complexity of the Year 2000 issue, upon any failure of critical client systems or processes that may be directly or indirectly connected or related to systems or software designed, developed, customized, or implemented by the Company as described above, the Company may be subjected to claims regardless of whether the failure is related to the services provided by the Company. If asserted, such claims (including the associated defense costs) could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company is in the process of conducting a survey of its major customers to determine their Year 2000 readiness and the likelihood that the customers will delay scheduled or in-process contracts, or defer future contracts with the Company, in order to allocate more IT resources to solving their Year 2000 problems. In addition, the Company continually seeks feedback from its salespersons as to the impact that the Year 2000 readiness of prospective customers may have on the Company's future revenues. There can be no assurance that the Company's customers and prospective customers will not delay scheduled, in-process, or future projects as a result of their own Year 2000 remediation efforts. Any such delays could have a material adverse impact on the Company's business, operating results, and financial condition.

The Company has completed the process of determining the nature and extent of the work required, if any, to make its internal IT systems Year 2000 compliant. The Company's internal IT systems consist principally of its accounting and human resources software. The licensor of the software has indicated to the Company in writing that the products are Year 2000 compliant. Based on currently available information, the Company believes the expense associated with these efforts will be immaterial and has provided for the enhancement of these systems in its operating and capital budgets for the current fiscal year. However, if Year 2000 issues of which the Company is not currently aware arise and are not remediated on time, or if the Company is required to pay for any required updating, modification or replacement of the Company's information systems, the Year 2000 issue could have a material adverse impact on the Company's business, operating results, and financial condition. The Company is also assessing its utilization of non-IT systems which contain embedded technology such as microcontrollers. Following its determination of such utilization, the Company expects to contact the providers of any material non-IT systems to determine whether the systems are Year 2000 compliant, and if not, whether such systems will be remediated or will need to be replaced. In addition to the Company's internal systems, the Company relies on third party vendors in the conduct of its business. The Company is in the process of seeking assurances from its material vendors and suppliers that there will be no interruption of service as a result of the Year 2000 issue and to the extent such assurances are not given, the Company intends to devise contingency plans to ameliorate the negative effects on the Company in the event the Year 2000 issue results in the unavailability of services. There can be no assurance that any contingency plans developed by the Company will prevent any such service interruption on the part of one or more of the Company's third party vendors or suppliers from having a material adverse effect on the Company. In addition, the failure on the part of the accounting systems of the Company's clients due to the Year 2000 issue could result in a delay in the payment of invoices issued by the Company for services and expenses. A failure of the accounting systems of a significant number of the Company's clients would have a material adverse effect on the Company.

Through December 31, 1998, the Company had not incurred material costs directly relating to the remediation of Year 2000 problems. Pending further progress in its assessment of its exposure to the Year 2000 problem, as described in the preceding paragraphs, the Company is unable to estimate the costs of remediating the Year 2000 problem that it may incur in the future.

The Securities and Exchange Commission has asked publicly-traded companies to include a reasonable description of their most reasonably likely worst case Year 2000 scenario. As of the date of this report, the Company is uncertain as to such scenario, although the Company believes that it may include a situation where one of the Company's significant clients asks the Company to delay or stop work on an ongoing project due to the client's internal Year 2000 issues. The Company intends to address this uncertainty by continuing to assess its exposure to the Year 2000 problem, as described above. The Company intends to consider this scenario in its financial and strategic planning for 1999 and 2000, including in its projected personnel needs and other areas. As of December 31, 1998, the Company is not able to estimate revenue lost due to Year 2000 issues.

The Company has not yet established a contingency plan for addressing the most reasonably likely worst case Year 2000 scenario. The Company intends to establish such a plan to the extent the Company believes it necessary to do so, based on the impact that such scenario is expected to have on the Company's business, operating results, and financial condition.

Safe Harbor Provision

This Form 8-K includes forward-looking statements (statements that are not historical facts) such as statements about future net revenues and profits, capital expenditures, liquidity sources and needs, working capital needs, increases in personnel and related costs, opening additional offices, general and administrative expenses, sales and marketing expenses, issues arising out of the Year 2000 problem and other costs, both in absolute terms and as a percentage of net revenues. These forward-looking statements are subject to several risks and uncertainties and the Company's actual future results may differ significantly from those stated in any forward looking statements for a variety of reasons, including those set forth in "Certain Factors That May Affect Future Results". The Company makes no commitments to disclose any revisions to forward-looking statements, or any facts, events or circumstances that may occur after the date of this Form 8-K that may have an impact on the forward-looking statements.

Certain Factors That May Affect Future Results

The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Annual Report on Form 8-K and presented elsewhere by management from time to time.

The Company has entered into a Merger Agreement with Razorfish, Inc. and a subsidiary of Razorfish, Inc., pursuant to which, subject to the terms and conditions of the Merger Agreement, the Company would become a wholly-owned subsidiary of Razorfish. There can be no assurance that the Merger will be consummated. If the Merger is not consummated, there can be no assurance that the Company's results of operations and financial condition will not have been adversely affected by the Merger negotiations or the announcement of the Merger, by the passage of time following the signing of the Merger Agreement, or by other factors. If the Merger is consummated, stockholders of the Company will become stockholders of Razorfish, and as such will have the risks associated with an investment in that company.

The Company has completed, and may in the future pursue, acquisitions of companies, technologies or assets that complement the Company's business. The successful integration of acquired companies, technologies and assets, including Conduit and T3, is important to the future financial performance of the Company. The anticipated benefits of such acquisitions may not be achieved unless, among other things, the operations of acquired companies, technologies and assets, are successfully combined with those of the Company in a timely manner. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on the revenues and operating results of the combined enterprise. There can be no assurance that the Company will be able to successfully integrate such acquisitions into the operations of the Company.

The Company's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. The Company's expense levels are based, in significant part, on anticipated contract requirements and on other expectations of future revenues and are relatively fixed in the short-term. Consequently, if revenue levels are below expectations, including without limitation as a result of an unanticipated delay in or termination of a customer engagement, expense levels could be disproportionately high as a percentage of net revenues, and the Company's business, financial condition, and results of operations would be materially adversely affected.

The Company has historically derived, and may in the future derive, a significant amount of its net revenues from major engagements with a relatively small number of customers. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon large contracts with a small number of customers. The loss of or a reduction in the level of services provided to one or more major customers would have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, if a major customer were unable or unwilling to proceed with a project or to pay the Company for its services on a timely basis, the Company's business, financial condition, and results of operations could be materially adversely affected.

Many of the Company's projects are large, complex engagements that are performed by the Company over extended periods of time.

The Company is generally paid for these projects in installments, based on the achievement of certain milestones. The Company's ability to successfully complete these projects and to earn the milestone payments is based on factors within and outside the Company's control. Furthermore, because of the significant numbers of IT professionals assigned by the Company to these large projects, unexpected early terminations of any of such engagements could result in underutilization of project personnel until such persons can be redeployed to other projects. Conversely, an unexpected delay in the completion of a major engagement could result in a delay in the redeployment of project personnel to new assignments for which the Company is contractually committed to achieve milestones on a timely basis. The Company's failure or inability to meet a customer's expectations in the performance of its services could give rise to claims against the Company or damage the Company's reputation and adversely affect its ability to attract new business.

The Company generally undertakes projects on a fixed-time/fixed-price basis, and warrants defined project deliverables as specified in mutually agreed upon statements of work. In making proposals for fixed-time/fixed-price contracts, the Company relies on its estimated costs and timing for completing the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-time/fixed-price contracts, including delays caused by factors outside the Company's control, could affect the profitability of these contracts and have a material adverse effect on the Company's business, financial condition, and results of operations.

The Company's business, financial condition, and results of operations may be adversely affected by the Year 2000 problems described above.

The Company has experienced growth in net revenues and expansion of its operations which have placed, and are expected to continue to place, significant demands on the Company's managerial, operational, and financial resources. If the Company's management is unable to manage growth effectively, the Company's business, financial condition, and results of operations would be materially adversely affected.

The Company's success depends to a significant extent on its ability to attract, train, motivate, and retain highly-skilled IT professionals, particularly project managers, software engineers, and other senior technical personnel. There is currently a shortage of, and significant competition for, software development and other IT professionals with the advanced technological skills necessary to perform the services offered by the Company. This shortage has caused wages for such professionals to increase, which increases operating costs to IT service providers such as the Company. An inability to hire a sufficient number of qualified employees or an inability to retain employees could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, even if the Company is able to expand its team of highly-skilled IT professionals, the resources required to attract and retain such employees may adversely affect the Company's operating margins.

The time between the date of initial contact with a potential customer and the execution of a contract with that customer is often lengthy, typically ranging from six weeks for smaller engagements to nine months or more for the Company's larger engagements, and is subject to delays over which the Company has little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of customers' own development efforts, and the possibility of cancellation or delay of projects by customers. During such sales cycle, the Company may expend substantial funds and management resources and yet not obtain project awards or revenues.

The market for the Company's services is characterized by innovation and rapid technological change, evolving industry standards, and changing customer preferences. Both the needs of potential customers and the technologies available for meeting those needs can change significantly within a short period of time. The Company has derived a significant portion of its revenues from projects based primarily on client/server architectures. These technologies are continuing to develop and are subject to rapid change. Any factors negatively affecting the acceptance of such technologies could have a material adverse effect on the Company's business, financial condition, and results of operations.

The Company's future will depend, in part, on its ability to continually enhance its services, to develop services that address the needs of its customers and potential customers, and to continue to improve its i-Structure methodologies and technologies. There can be no assurance that the Company will be successful in developing and marketing services that respond to technological changes, that the Company will enhance its i-Structure methodologies and technologies on a timely or cost-effective basis, or that the Company's services, methodologies, and technologies will adequately meet the requirements of the marketplace.

The Company's future success depends to a significant extent on its executive officers. The loss of the services of any one or more of these individuals could have a material adverse effect on the Company's business, financial condition, and results of operations.

The Company operates in a highly competitive and rapidly changing market and competes with a variety of organizations that offer services similar to those offered by the Company. Many of these competitors have significantly greater financial, technical, sales and marketing resources and greater name recognition than the Company. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

The Company's success and its ability to compete is dependent, in part, upon its proprietary rights, including its rights in i-Structure methodologies and technologies. The Company relies primarily on a combination of copyright, trademark, and trade secret laws to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. Although the Company believes that its services and technologies do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against the Company in the future.

The Company's agreements with its customers typically contain provisions designed to limit the Company's exposure to claims relating to the Company's professional services and the applications developed by it. However, it is possible that the limitation of liability provisions contained in the Company's agreements may not adequately protect the Company or be effective under the laws of certain jurisdictions. A liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition, and results of operations.

Software applications as complex as those developed by the Company frequently contain errors or defects, especially when first implemented. Any such defects or errors could result in delayed or lost revenues, adverse customer reaction, negative publicity regarding the Company and its services, and harm to the Company's reputation, or could require expensive corrections, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations.

The Company is subject to a number of risks that can adversely affect its international operations, including difficulties administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, the burdens of complying with a wide variety of foreign laws, the uncertainty of laws and enforcement in certain jurisdictions relating to the protection of intellectual property rights and multiple and possibly overlapping tax structures.

Quantitative and Qualitative Disclosures About Market Risk

The Company does not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require disclosure under this item.